AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 1999
                                                           REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             --------------------
                                    FORM S-6

                    For Registration Under the Securities Act of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2

                              --------------------

A.     EXACT NAME OF TRUST: Empire State Municipal Exempt Trust, Guaranteed
       Series 145

B.     NAME OF DEPOSITORS:           Glickenhaus & Co.
                                     Lebenthal & Co., Inc.

C.     COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:
             Glickenhaus & Co.                          Lebenthal & Co., Inc.
             6 East 43rd Street                         120 Broadway
             New York, New York 10017                   New York, New York 10271

D.     NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:

                                                                                        COPY OF COMMENTS TO:
             SETH M. GLICKENHAUS                  JAMES A. LEBENTHAL                    MICHAEL R. ROSELLA, Esq.
             Glickenhaus & Co.                    Lebenthal & Co., Inc.                 Battle Fowler LLP
             6 East 43rd Street                   120 Broadway                          75 East 55th Street
             New York, New York 10017             New York, New York 10271              New York, New York 10022
                                                                                        (212) 856-6858


E.     TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

              An indefinite number of Units of beneficial interest
                  pursuant to Rule 24f-2 promulgated under the
                   Investment Company Act of 1940, as amended.

F. PROPOSED MAXIMUM AGGREGATE OFFERING PRICE TO THE PUBLIC OF THE SECURITIES BEING REGISTERED:
                                   Indefinite

G. AMOUNT OF FILING FEE (computed at one-thirty-third of 1 percent of the proposed maximum aggregate offering price to the public):
                             No filing fee required.

H.     APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
              As soon as practicable after the effective date of the Registration Statement.

____ Check if it is proposed that this filing will become effective immediately upon filing pursuant to Rule 487.


================================================================================
       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

316700.1

                              SUBJECT TO COMPLETION
                            ISSUE DATE: MARCH 9, 1999


                       EMPIRE STATE MUNICIPAL EXEMPT TRUST
                              GUARANTEED SERIES 145

     A final prospectus for a prior Guaranteed Series of Empire State Municipal Exempt Trust is hereby incorporated by reference and used as a preliminary prospectus for Guaranteed Series 145. Except as noted below, the narrative information and structure of the final prospectus for this Series will be substantially the same as that of the attached final prospectus. Information with respect to pricing, the number of Units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different because each Series has a unique portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being included for informational purposes only. Ratings of the securities in this Series are expected to be comparable to those of the securities deposited in the previous Series. However, the estimated current return and estimated long term return for this Series will depend on the interest rates and offering prices of the securities in this Series and may vary materially from that of the previous Series. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the day of and immediately prior to the effectiveness of the registration statement relating to Units of this Series.

     The  Securities  and Exchange  Commission  has not approved or  disapproved
these  securities  or  passed  upon  the  adequacy  of  this   Prospectus.   Any
representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


316700.1

           PART II--ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A--BONDING ARRANGEMENTS

          The employees of Glickenhaus & Co. and Lebenthal & Co., Inc. are covered under Brokers' Blanket Policy, Standard Form 14, in the respective amounts of $5,000,000 and $10,000,000.

ITEM B--CONTENTS OF REGISTRATION STATEMENT

          This Registration   Statement  on  Form  S-6  comprises  the
               following  papers and  documents:
                  The facing  sheet on Form S-6.
                  The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Form S-6 Registration Statement of Empire State Municipal Exempt Trust, Guaranteed Series 133).
                  The Prospectus consisting of         pages
                  Undertakings.
                  Signatures.
                  Listed below are the names and registration numbers of previous series of Empire State Municipal Exempt Trust, the final prospectus of which, if properly supplemented, might be used as a preliminary prospectus for Empire State Municipal Exempt Trust, Guaranteed Series 145. These final prospectuses are incorporated herein by reference:

                       Empire State Municipal Exempt Trust, Guaranteed Series 143 (Registration No. 333-64839)
                       Empire State Municipal Exempt Trust, Guaranteed Series 144 (Registration No. 333-64849)

                  Written consents of the following persons:
                       *Battle Fowler LLP (included in Exhibit 99.3.1)
                       *BDO Seidman, LLP
                       *Muller Data Corporation (included in Exhibit 99.5.1)

    The following exhibits:

          *99.1.1      -- Reference Trust Agreement including certain Amendments
                          to the Trust Indenture and Agreement referred to under
                          Exhibit 99.1.1.1 below.

           +9.1.1.1    -- Trust Indenture and Agreement dated December 18, 1990.

           99.1.3      -- Form of  Agreement  Among  Underwriters  and  Selected
                          Dealers Agreement (filed as Exhibit 1.8 to Amendment No. 1 to Form S-6 Registration Statement No. 33-28268 of Empire State Municipal Exempt Trust, Guaranteed Series 49 on July 18, 1989, and incorporated herein by reference).

          +99.1.6      -- Restated   Agreement   of   Limited   Partnership   of
                          Glickenhaus & Co. dated September 1, 1983.

          +99.1.6(a)   -- Agreement  of  Amendment  to  Restated   Agreement  of
                          Limited Partnership of Glickenhaus & Co. dated January 24, 1984.

          +99.1.6(b)   -- Certificate  of  Amendment  to Restated  Agreement  of
                          Limited Partnership of Glickenhaus & Co. dated January 24, 1984.

          +99.1.6(c)   -- Agreement  of  Amendment  to  Restated   Agreement  of
                          Limited   Partnership   of  Glickenhaus  &  Co.  dated
                          September 1, 1983.

          +99.1.6(d)   -- Agreement  of  Amendment  to  Restated   Agreement  of
                          Limited   Partnership   of  Glickenhaus  &  Co.  dated
                          February 12, 1986.

-------------------------------

*    To be filed by amendment.

+ Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust, Guaranteed Series 134 on April 2, 1997 and incorporated herein by reference.

                                      II-i
316700.1

          +99.1.6(e)   -- Agreement  of  Amendment  to  Restated   Agreement  of
                          Limited Partnership of Glickenhaus & Co. (filed dated January 19, 1992).

           99.1.6(f)   -- Agreement  of  Amendment  to  Restated   Agreement  of
                          Limited  Partnership  of  Glickenhaus  & Co. (filed as
                          Exhibit 1.3(e) to Amendment No. 1 to Form S-6 Registration Statement No. 33-78036 of MINT Group 11 on May 3, 1994, and incorporated herein by reference).

          +99.1.6.1    -- Certificate of  Incorporation of Lebenthal & Co., Inc.
                          as amended on October 23, 1981.

          +99.1.6.2    -- By-Laws of Lebenthal & Co., Inc.

          *99.1.7      -- Form of Insurance Policy obtained by the Trust.

           99.1.7(a)   -- Master Letter  Agreement of Municipal  Bond  Investors
                          Assurance Corporation (filed as Exhibit 1.7(a) to Amendment No. 1 to Form S-6 Registration Statement No. 33-35124 of Empire State Municipal Exempt Trust, Guaranteed Series 59 on July 1, 1990, and incorporated herein by reference).

           99.1.7(b)   -- Form of Permanent  Insurance  Policy of Municipal Bond
                          Investors  Assurance  Corporation  (filed  as  Exhibit
                          1.7.1 to Amendment No. 1 to Form S-6 Registration Statement No. 33-10860 of Empire State Municipal Exempt Trust, Guaranteed Series 31 on June 10, 1987, and incorporated herein by reference).

          +99.2.1      -- Form of Certificate.

          *99.3.1      -- Opinion of Battle Fowler LLP as to the legality of the
                          securities being registered.

           99.4.1      -- Information as to Partners of Glickenhaus & Co. (filed
                          as Exhibit 4.1 to Amendment No. 1 to Form S-6 Registration Statement No. 33-26577 of Empire State Municipal Exempt Trust, Guaranteed Series 46 on April 19, 1989, and incorporated herein by reference).

           99.4.2      -- Information  as to Officers and Directors of Lebenthal
                          & Co., Inc. (filed as Exhibit 4.2 to Amendment No. 1 to Form S-6 Registration Statement No. 33-22568 of Empire State Municipal Exempt Trust, Guaranteed Series 39 on August 9, 1988, and incorporated herein by reference).

           99.4.3      -- Affiliations   of  Sponsors   with  other   investment
                          companies (filed as Exhibit 4.6 to Amendment No. 1 to Form S-6 Registration Statement No. 2-95041 of Municipal Insured National Trust Series 1 on March 21, 1985, and incorporated herein by reference).

           99.4.4      -- Stockbrokers' Bond and Policy,  Form B for Glickenhaus
                          & Co. (filed as Exhibit 4.7 to Form S-6 Registration Statement No. 2-95041 of Municipal Insured National Trust Series 1 on December 21, 1984, and incorporated herein by reference).

          +99.4.5      -- Stockbrokers'  Blanket Bond Policy,  Standard Form No.
                          14 for Lebenthal & Co., Inc. dated April 5, 1983.

          *99.5.1      -- Consent To Be Evaluator of Muller Data Corporation and
                          Affirmation Letter of Standard & Poor's Corporation.

          *99.5.2      -- Affirmation Letter of Moody's Investors Service.

           99.6.1      -- Copies of Powers of  Attorney  of General  Partners of
                          Glickenhaus & Co. (Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust Guaranteed Series 134 on April 2, 1997 and with Post-Effective Amendment No. 7 to Form S-6 Registration Statement No. 33- 40723 of Empire State Municipal Exempt Trust Guaranteed Series 77 on November 25, 1997, and are incorporated herein by reference).

------------------------------

*    To be filed by amendment.

+ Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust, Guaranteed Series 134 on April 2, 1997 and incorporated herein by reference.

                                      II-ii
316700.1

           99.6.2      -- Copies of Powers of Attorney of Directors  and certain
                          officers of  Lebenthal & Co.,  Inc.  (filed as Exhibit
                          6.2 to Amendment No. 1 to Form S-6 Registration Statement No. 33-55385 of Empire State Municipal Exempt Trust, Guaranteed Series 109 on November 2, 1994, and as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 333-42455 on May 18, 1998, and incorporated herein by reference).



                                     II-iii
316700.1

                           UNDERTAKING TO FILE REPORTS

          Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 145 has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 9th day of March, 1999.


                             EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                             GUARANTEED SERIES 145

                             By:                   GLICKENHAUS & CO.
                                ------------------------------------------------
                                                      (Sponsor)

                             By: /s/ MICHAEL J. LYNCH
                                ------------------------------------------------
                                          (Michael J. Lynch, Attorney-in-Fact)

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                        TITLE                     DATE
----                                        -----                     ----

     ALFRED FEINMAN*                        General Partner
---------------------------------------
     (Alfred Feinman)

     JAMES M. GLICKENHAUS*                  General Partner
---------------------------------------
     (James M. Glickenhaus)

     SETH M. GLICKENHAUS*                   General Partner, Chief
---------------------------------------     Investment Officer
     (Seth M. Glickenhaus)

*By:/s/ MICHAEL J. LYNCH                                              March 9, 1999
    -----------------------------------
    (Michael J. Lynch, Attorney-in-Fact)




---------------------

* Executed copies of powers of attorney were filed as Exhibit 6.1 to Registration Statement No. 333-13707 on April 2, 1997 and Post-Effective Amendment No. 7 to Registration Statement No. 33-40723 on November 25, 1997.

                                      II-iv
316700.1

                           UNDERTAKING TO FILE REPORTS

          Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 145 has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York and State of New York on the 9th day of March, 1999.

                                     EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                                     GUARANTEED SERIES 145

                                   By:         LEBENTHAL & CO., INC.
                                       -----------------------------------------
                                                     (Sponsor)


                                   By:        /s/ D. WARREN KAUFMAN
                                       -----------------------------------------
                                        (D. Warren Kaufman, Attorney-in-Fact)

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                              TITLE                                DATE
----                                              -----                                ----

      H. GERARD BISSINGER, II*                    Director
------------------------------------------
     (H. Gerard Bissinger, II)

         JEFFREY M. JAMES*
------------------------------------------        Director
        (Jeffrey M. James)

    /s/ D. WARREN KAUFMAN*                        Director                             March 9, 1999
------------------------------------------
       (D. Warren Kaufman)

       ALEXANDRA LEBENTHAL*                       Director, President
------------------------------------------
       (Alexandra Lebenthal)

       JAMES A. LEBENTHAL*                        Director, Chief Executive Officer
------------------------------------------
      (James A. Lebenthal)

        JAMES E. McGRATH*                         Director
------------------------------------------
       (James E. McGrath)

         DUNCAN K. SMITH*                         Director
------------------------------------------
        (Duncan K. Smith)

*By:  /s/ D. WARREN KAUFMAN                                                            March 9, 1999
     -------------------------------------
     (D. Warren Kaufman, Attorney-In-Fact)






------------------------

* Executed copies of the powers of attorney were filed as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 33- 55385 on November 2, 1994 and as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 333-42455 on May 18, 1998.

                                      II-vi
316700.1